Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated December 24, 2013, with respect to the financial statements of SCNRG, LLC as of August 31, 2013 and 2012, and for each of the two years in the period ended August 31, 2013, which appears in this form 8-K/A filed with the Securities and Exchange Commission on December 24, 2013.

/s/ L.L. Bradford & Co.
Las Vegas, Nevada
December 24, 2013